EXHIBIT 99.1
GoPro Announces Fourth Quarter and Full Year 2019 Results
2019 Revenue of $1.195 Billion Up 4% Year-over-Year

Q4 Revenue of $528 Million Up 40% Year-over-Year

2019 GAAP EPS of $(0.10); Non-GAAP EPS of $0.24

Adjusted EBITDA of $112 Million in Q4 Up 91% Year-over-Year

SAN MATEO, Calif., February 5, 2020 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its fourth quarter and full year ended December 31, 2019.
“GoPro achieved both revenue growth and full year non-GAAP profitability in 2019 due to strong sell-through throughout the year and the Fall launch of our two new flagships, HERO8 Black and MAX,” said GoPro founder and CEO Nicholas Woodman. “We believe we are well positioned to meaningfully expand both margin and EPS in 2020 thanks to the strength of our entire product line, high-margin Plus subscription service and app monetization strategy.”
Additionally, Brian McGee, who has served as GoPro’s Chief Financial Officer since March 2016, has been appointed to Chief Operating Officer in addition to his ongoing role as Chief Financial Officer, effective February 3, 2020. “Brian has proven himself to be a tremendously important leader at GoPro with a deep understanding of our business. All of us at GoPro are excited to work with Brian in his new, expanded role,” added Woodman.
Recent GoPro Highlights

•	Revenue for the full year 2019 was $1.195 billion, up 4% year-over-year. Excluding our aerial business, revenue would have increased 7% year-over-year.

•	Revenue for Q4 2019 was $528 million, up 40% year-over-year.

•	GAAP gross margin for Q4 2019 was 38.2%, up from 37.7% year-over-year. Non-GAAP gross margin for Q4 2019 was 38.6%, up from 38.4% in the prior year.

•
Q4 2019 GAAP net income was $96 million, or $0.65 per share. Non-GAAP net income was $102 million, or $0.70 per share. On a year-over-year basis, GAAP net income increased by $64 million. 2019 GAAP net loss was $15 million, or $0.10 per share. 2019 non-GAAP net income was $35 million. On a year-over-year basis, non-GAAP net income increased $67 million.

•	Q4 2019 GAAP operating expenses of $106 million decreased 3% year-over-year. Q4 2019 non-GAAP operating expenses remained flat year-over-year at $99 million.

•	Cash and investments totaled $165 million at the end of Q4 2019.

•	Adjusted EBITDA for the full year 2019 was $72 million, a 230% increase year-over-year.

•	GoPro.com represented more than 10% of revenue in 2019, growing more than 40% year-over-year.

•	In the US, HERO8 Black was the No. 1 selling camera in all of digital imaging by unit volume in Q4 2019, according to the NPD Group.

•	In the US, GoPro captured 93% dollar share of the action camera category in Q4 2019, according to the NPD Group.

•	In 2019, 90% of GoPro’s revenue came from the $300 and above price band, up from 62% in 2018.

•
In Q4 2019, MAX captured 54% and 66% unit and dollar share, respectively, of the spherical camera market in the US, according to NPD Group. Collectively, MAX and Fusion captured 62% unit and 72% dollar share of the spherical camera market in the US in Q4 2019, up from 14% and 38%, respectively, year-over-year, according to NPD Group.

•	GoPro’s Plus subscription service surpassed 334,000 active paying subscribers as of January 31, 2020, up 10% since our Q3 2019 Earnings Release dated November 7, 2019, and up 69% year-over-year.

•
In Europe, during Q4 2019, GoPro had four of the top five cameras in the action camera category, and in the $200 and above price band of the action camera category, GoPro held 83% dollar share and 82% market share in units, according to GfK.

•	In China, GoPro sell-through increased by 42% and 21%, by units and dollars, respectively in Q4 2019, year-over-year, according to GfK.

•	In Japan, GoPro market share of the action camera category increased from 57% to 61% and 68% to 73% in units and dollars respectively in Q4 2019, year-over-year, according to GfK.

•	In Korea, GoPro market share of the action camera category increased from 36% to 44% and 53% to 59% in units and dollars respectively in Q4 2019, year-over-year, according to GfK.

•	In Thailand, GoPro market share of the action camera category increased from 57% to 66% and 87% to 91% in units and dollars respectively in Q4 2019, year-over-year, according to GfK.

•
Organic viewership of GoPro content across all channels achieved an all-time high in 2019, with more than 2 million organic views per day across all channels in 2019, 737 million organic non-paid views in total, a 29% increase year-over-year.

•
GoPro’s Million Dollar Challenge Campaign generated a record 42,000 customer content submissions, a 68% increase year-over-year, and in the first week, the highlight reel garnered more than five times the views, year-over-year.

•	Social followers across all channels increased by 4.2 million in 2019, up 29% year-over-year.

•	In Q4 of 2019, usage of the GoPro App’s automatic editing tools grew 400% year-over-year.

Results Summary:

	Three months ended December 31,			Year ended December 31,
($ in thousands, except per share amounts)	2019	2018	% Change	2019	2018	% Change
Revenue	$528,345	$377,378	40.0%	$1,194,651	$1,148,337	4.0%
Gross margin
GAAP	38.2%	37.7%	50 bps	34.6%	31.5%	310 bps
Non-GAAP	38.6%	38.4%	20 bps	35.4%	32.8%	260 bps
Operating income (loss)
GAAP	$96,100	$32,967	191.5%	$(2,333)	$(93,962)	97.5%
Non-GAAP	$105,021	$46,001	128.3%	$44,869	$(18,876)	337.7%
Net income (loss)
GAAP	$95,820	$31,671	202.5%	$(14,642)	$(109,034)	86.6%
Non-GAAP	$102,498	$42,356	142.0%	$35,255	$(31,909)	210.5%
Diluted net income (loss) per share
GAAP	$0.65	$0.22	195.5%	$(0.10)	$(0.78)	87.2%
Non-GAAP	$0.70	$0.30	133.3%	$0.24	$(0.23)	204.3%
Adjusted EBITDA	$112,092	$58,807	90.6%	$71,958	$21,778	230.4%

Conference Call
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company's financial results.
To listen to the live conference call, please dial toll free (888) 204-4368 or (720) 543-0214, access code 1126503, approximately 5 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, approximately two hours after the call and for 90 days thereafter.
About GoPro, Inc. (NASDAQ: GPRO)
GoPro helps the world capture and share itself in immersive and exciting ways.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
For more information, visit www.gopro.com. GoPro users can submit their photos, raw clips and video edits to GoPro Awards for social stoke, GoPro gear and cash prizes. Learn more at www.gopro.com/awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro's blog The Inside Line.
GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on GoPro’s pages on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, GoPro’s investor relations website and The Inside Line.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, non-cash interest expense, gain on sale and license of intellectual property and the tax impact of these items.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this presentation may include, but are not limited to planned growth and increased profitability in 2020 and beyond. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are our ability to effectively manage the Q3 2019 late stage production delay, the risk that our reduction in operating expenses may impact our ability to meet our business objectives and achieve our revenue targets, and may not result in the expected improvement in our profitability; our ability to continue to focus on expense management; the fact that our future growth depends in part on further penetrating our addressable market and growing internationally, and we may not be successful in doing so; any inability to successfully manage frequent product introductions (including roadmap for new hardware, software and subscription products) and transitions, including managing our sales channel and inventory, and accurately forecasting future sales; our reliance on third party suppliers, some of which are sole source suppliers, to provide components for our products and our reliance on third party logistics partners to deliver without interruption; our dependence on sales of our cameras, mounts and accessories, and subscription services for substantially all of our revenue (and the effects of changes in the sales mix or decrease in demand for these products); the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, as well as fluctuations in currency exchange rates, may adversely affect consumer discretionary spending; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the effects of transferring most U.S.-bound production out of China; the effects of the highly competitive market in which we operate, including new market entrants; the fact that we may not be able to achieve revenue growth or profitability in the future; risks related to inventory, purchase commitments and long-lived assets; difficulty in accurately predicting our future customer demand; the importance of maintaining the value and reputation of our brand; the risk that the e-commerce technology systems that give consumers the ability to shop online do not function effectively; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which are on file with the Securities and Exchange Commission (SEC), and as updated in future filings with the SEC including the Annual Report on Form 10-K for the year ended December 31, 2019. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Operations
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Revenue	$528,345	$377,378	$1,194,651	$1,148,337
Cost of revenue	326,520	235,261	781,862	786,903
Gross profit	201,825	142,117	412,789	361,434

Operating expenses:
Research and development	31,679	36,935	142,894	167,296
Sales and marketing	58,158	56,799	206,431	222,096
General and administrative	15,888	15,416	65,797	66,004
Total operating expenses	105,725	109,150	415,122	455,396
Operating income (loss)	96,100	32,967	(2,333)	(93,962)
Other income (expense):
Interest expense	(5,197)	(4,879)	(19,229)	(18,683)
Other income, net	989	5,238	2,492	4,970
Total other expense, net	(4,208)	359	(16,737)	(13,713)
Income (loss) before income taxes	91,892	33,326	(19,070)	(107,675)
Income tax (benefit) expense	(3,928)	1,655	(4,428)	1,359
Net income (loss)	$95,820	$31,671	$(14,642)	$(109,034)

Net income (loss) per share
Basic	$0.65	$0.22	$(0.10)	$(0.78)
Diluted	$0.65	$0.22	$(0.10)	$(0.78)

Weighted-average number of shares outstanding:
Basic	146,625	140,882	144,891	139,495
Diluted	147,052	143,401	144,891	139,495

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$150,301	$152,095
Marketable securities	14,847	45,417
Accounts receivable, net	200,634	129,216
Inventory	144,236	116,458
Prepaid expenses and other current assets	25,958	30,887
Total current assets	535,976	474,073
Property and equipment, net	36,539	46,567
Operating lease right-of-use assets	53,121	—
Intangible assets, net and goodwill	151,706	159,524
Other long-term assets	15,461	18,195
Total assets	$792,803	$698,359

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$160,695	$148,478
Accrued expenses and other current liabilities	141,790	135,892
Short-term operating lease liabilities	9,099	—
Deferred revenue	15,467	15,129
Total current liabilities	327,051	299,499
Long-term debt	148,810	138,992
Long-term operating lease liabilities	62,961	—
Other long-term liabilities	20,452	47,756
Total liabilities	559,274	486,247

Stockholders’ equity:
Common stock and additional paid-in capital	930,875	894,755
Treasury stock, at cost	(113,613)	(113,613)
Accumulated deficit	(583,733)	(569,030)
Total stockholders’ equity	233,529	212,112
Total liabilities and stockholders’ equity	$792,803	$698,359

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Cash Flows
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2019	2018	2019	2018
Operating activities:
Net income (loss)	$95,820	$31,671	$(14,642)	$(109,034)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,445	7,290	26,268	35,063
Amortization of leased assets	(609)	—	6,990	—
Stock-based compensation	7,028	9,716	37,188	40,887
Deferred income taxes	(45)	598	(32)	(389)
Non-cash restructuring charges	—	494	(199)	6,282
Non-cash interest expense	2,354	2,124	8,987	8,112
Sale and license of intellectual property	—	(5,000)	—	(5,000)
Other	(403)	1,997	(1,182)	1,696
Net changes in operating assets and liabilities	(22,339)	(477)	(87,822)	(20,051)
Net cash provided by (used in) operating activities	88,251	48,413	(24,444)	(42,434)

Investing activities:
Purchases of property and equipment, net	(2,038)	(2,800)	(8,348)	(11,004)
Purchases of marketable securities	—	(42,835)	(43,636)	(57,731)
Maturities of marketable securities	5,150	2,500	56,888	57,500
Sale of marketable securities	15,978	—	17,867	—
Proceeds from the sale and license of intellectual property	—	5,000	—	5,000
Net cash provided by (used in) investing activities	19,090	(38,135)	22,771	(6,235)

Financing activities:
Proceeds from issuance of common stock	—	38	5,574	5,169
Taxes paid related to net share settlement of equity awards	(820)	(1,262)	(6,618)	(6,650)
Proceeds from borrowings	20,000	—	20,000	—
Repayment of borrowings	(20,000)	—	(20,000)	—
Net cash used in financing activities	(820)	(1,224)	(1,044)	(1,481)
Effect of exchange rate changes on cash and cash equivalents	764	(205)	923	(259)
Net change in cash and cash equivalents	107,285	8,849	(1,794)	(50,409)
Cash and cash equivalents at beginning of period	43,016	143,246	152,095	202,504
Cash and cash equivalents at end of period	$150,301	$152,095	$150,301	$152,095

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our on-going operating results over the periods presented;

•	the ability to identify trends in our underlying business; and

•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect tax payments that reduce cash available to us;

•
adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;

•
adjusted EBITDA excludes the amortization of POP display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;

•	adjusted EBITDA and non-GAAP net income (loss) exclude the impairment of intangible assets because it is a non-cash charge that is inconsistent in amount and frequency;

•
adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, facilities consolidation charges recorded in connection with restructuring actions announced in the fourth quarter of 2016, first quarter of 2017 and first quarter of 2018, and the related ongoing operating lease cost of those facilities recorded under Accounting Standards Codification 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;

•
adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;

•
non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs are inconsistent and vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation;

•
non-GAAP net income (loss) excludes non-cash interest expense. In connection with the issuance of the Convertible Senior Notes in April 2017, we are required to recognize non-cash interest expense in accordance with the authoritative accounting guidance for convertible debt that may be settled in cash;

•
non-GAAP net income (loss) excludes a gain on the sale and license of intellectual property. This gain is not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such gains are inconsistent;

•
non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above; and

•	other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
GAAP net income (loss)	$95,820	$31,671	$(14,642)	$(109,034)
Stock-based compensation:
Cost of revenue	419	548	1,902	1,954
Research and development	3,099	4,694	17,167	19,636
Sales and marketing	1,525	1,970	8,043	9,459
General and administrative	1,985	2,504	10,076	9,838
Total stock-based compensation	7,028	9,716	37,188	40,887

Acquisition-related costs:
Cost of revenue	1,864	2,082	7,818	11,434
General and administrative	—	19	—	22
Total acquisition-related costs	1,864	2,101	7,818	11,456

Restructuring and other costs:
Cost of revenue	—	22	87	1,379
Research and development	29	762	910	12,794
Sales and marketing	—	249	498	5,291
General and administrative	—	184	701	3,279
Total restructuring and other costs	29	1,217	2,196	22,743

Non-cash interest expense	2,354	2,124	8,987	8,112
Gain on sale and license of intellectual property	—	(5,000)	—	(5,000)
Income tax adjustments	(4,597)	527	(6,292)	(1,073)
Non-GAAP net income (loss)	$102,498	$42,356	$35,255	$(31,909)

GAAP shares for diluted net income (loss) per share	147,052	143,401	144,891	139,495
Add: dilutive shares	—	—	1,580	—
Non-GAAP shares for diluted net income (loss) per share	147,052	143,401	146,471	139,495

GAAP diluted net income (loss) per share	$0.65	$0.22	$(0.10)	$(0.78)
Non-GAAP diluted net income (loss) per share	$0.70	$0.30	$0.24	$(0.23)

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2019	2018	2019	2018
GAAP gross profit as a % of revenue	38.2%	37.7%	34.6%	31.5%
Stock-based compensation	0.1	0.1	0.2	0.2
Acquisition-related costs	0.3	0.6	0.6	1.0
Restructuring and other costs	—	—	—	0.1
Non-GAAP gross profit as a % of revenue	38.6%	38.4%	35.4%	32.8%

GAAP operating expenses	$105,725	$109,150	$415,122	$455,396
Stock-based compensation	(6,609)	(9,168)	(35,286)	(38,933)
Acquisition-related costs	—	(19)	—	(22)
Restructuring and other costs	(29)	(1,195)	(2,109)	(21,364)
Non-GAAP operating expenses	$99,087	$98,768	$377,727	$395,077

GAAP operating income (loss)	$96,100	$32,967	$(2,333)	$(93,962)
Stock-based compensation	7,028	9,716	37,188	40,887
Acquisition-related costs	1,864	2,101	7,818	11,456
Restructuring and other costs	29	1,217	2,196	22,743
Non-GAAP operating income (loss)	$105,021	$46,001	$44,869	$(18,876)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2019	2018	2019	2018
GAAP net income (loss)	$95,820	$31,671	$(14,642)	$(109,034)
Income tax (benefit) expense	(3,928)	1,655	(4,428)	1,359
Interest expense, net	5,032	4,470	17,872	17,278
Depreciation and amortization	6,445	7,290	26,268	35,063
POP display amortization	1,666	2,788	7,504	13,482
Stock-based compensation	7,028	9,716	37,188	40,887
Restructuring and other costs	29	1,217	2,196	22,743
Adjusted EBITDA	$112,092	$58,807	$71,958	$21,778

Reconciliations of non-GAAP financial measures are set forth below:

2020
GAAP gross margin	37.4% - 38.4%
Stock-based compensation	0.2
Acquisition-related costs	0.4
Non-GAAP gross margin	38.0% - 39.0%

2020
GAAP net income per share	$0.01 - $0.11
Stock-based compensation	0.26
Acquisition-related costs	0.03
Non-cash interest expense	0.07
Income tax adjustments	0.03
Non-GAAP net income per share	$0.40 - $0.50

(in thousands)	2020
GAAP net income	$2,000 - $17,000
Stock-based compensation	38,400
Depreciation and amortization	22,800
Interest (income) expense, net	19,800
POP display amortization	5,800
Income tax expense	6,200
Adjusted EBITDA	$95,000 - $110,000

(in thousands)	First quarter of 2020
GAAP net income	$(54,800) - $(64,800)
Stock-based compensation	9,600
Acquisition-related costs	1,900
Non-cash interest expense	2,400
Income tax adjustments	900
Non-GAAP net income	$(40,000) - $(50,000)

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Investor Contact
investor@gopro.com

Media Contact
Christopher Clark
pr@gopro.com